CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

PENNSYLVANIA COMMERCE BANCORP

REPORTS RECORD QUARTERLY NET INCOME AND EPS;

 LOANS INCREASE 15%

April 16, 2008 – Harrisburg, PA – Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported record loans, revenues, net income and earnings per share for the first quarter of 2008, announced Gary L. Nalbandian, Chairman.

First Quarter 2008 Financial Highlights
%
	03/31/08		03/31/07		Change
Total assets	$ 1.96	Billion	$ 1.90	Billion	3%

Total deposits	$ 1.58	Billion	$ 1.56	Billion	1%

Total loans (net)	$ 1.20	Billion	$ 1.05	Billion	15%

Total revenues	$ 24.6	Million	$ 18.4	Million	34%

Net income	$ 3.2	Million	$ 1.1	Million	188%

Diluted net income per share	$ 0.49		$ 0.17		188%

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian noted the following highlights:

➢	Net income was $3.2 million, up $2.1 million, or 188%, over the first quarter one year ago. This represents an all-time high for quarterly net income.

➢	Diluted net income per share was $0.49 for the quarter, up $0.32, or 188%, over the first quarter of 2007. This also represents an all-time high for the Company.

➢	Total revenues grew 34% for the first quarter of 2008 over the first quarter one year ago.

➢	Net interest income for the quarter increased 40% over the same period in 2007.

➢	The Company’s net interest margin for the first quarter improved 47 basis points over the previous quarter and 103 basis points over the same quarter one year ago to 4.07%.

➢	Deposit charges and service fees grew 26% for the first quarter over the same period one year ago.

➢	Stockholders’ equity increased $5.4 million, or 5%, to $110.3 million.

➢	Return on average stockholders’ equity improved to 11.39% for the quarter vs. 4.39% for the first quarter of 2007.

➢	Total assets reached $1.96 billion.

➢	Net loans grew $156.8 million, or 15%, over the first quarter one year ago.

➢	Asset quality remains strong with net charge-offs for the quarter of only 0.01% and a non-performing loan coverage ratio of 309%.

Income Statement

	Three months ended March 31,
(dollars in thousands, except per share data)	2008	2007	% Change
Total revenues	$24,576	$18,398	34%
Total expenses	18,901	16,490	15%
Net income	3,206	1,112	188%
Diluted net income per share	$0.49	$0.17	188%

Total revenues (net interest income plus non-interest income) for the first quarter increased $6.2 million to $24.6 million, up 34% over the first quarter of 2007.

Net income totaled $3.2 million for the first quarter of 2008, a $2.3 million increase over net income of $1.1 million for the first quarter of 2007. Net income per fully diluted share for the first quarter of 2008 was $0.49, a 188% increase over the $0.17 recorded for the same period a year ago.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2008 totaled $18.6 million, an increase of $5.4 million, or 40%, over the $13.2 million recorded a year ago.  This increase was a result of continued strong loan growth combined with significant improvement in the Company’s net interest margin.

The net interest margin for the first quarter of 2008 was 4.07%, up 47 basis points on a linked-quarter basis and 103 basis points over the 3.04% figure recorded in the first quarter of 2007. The improvement in net interest margin is the result of a marked reduction in the Company’s deposit and total cost of funds.

Net interest income, on a tax equivalent basis, totaled $18.9 million in the first quarter of 2008, an increase of $5.5 million, or 41%, over the first quarter one year ago. Net interest margin on a fully-taxable equivalent basis was 4.15%.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due to volume increases in the Company’s earning assets, as well as noticeable improvement in the net interest margin.

(dollars in thousands)	Net Interest Income
March 31 2008 vs. 2007	Volume Increase	Rate Change	Total Increase	% Increase
Quarter	$1,550	$3,943	$5,493	41%

Non-interest Income

Non-interest income for the first quarter of 2008 totaled $6.0 million, up $823,000, or 16%, over $5.2 million a year ago.  The growth in non-interest income for the quarter was reflected in increased deposit charges and service fees as depicted below:

	Three months ended March 31,
(dollars in thousands)	2008	2007	% Change
Deposit charges and service fees	$5,676	$4,502	26%
Other income	317	497	(36)
Subtotal	5,993	4,999	20
Net investment securities gains	-	171	(100)
Total noninterest income	$5,993	$5,170	16%

Non-interest Expenses

Non-interest expenses for the first quarter of 2008 were $18.9 million, up 15%, over $16.5 million one year ago.  The increases in non-interest expenses for the quarter were widespread across several categories, as shown in the following table:

	Three months ended March 31,
(dollars in thousands)	2008	2007	% Change
Salaries and employee benefits	$8,881	$8,398	6%
Occupancy	2,074	1,835	13
Furniture and equipment	1,052	955	10
Advertising and marketing	837	786	6
Data Processing	1,705	1,475	16
Postage and supplies	532	539	(1)
Regulatory assessments	1,138	187	509
Telephone	596	564	6
Other expenses	2,086	1,751	19
Total noninterest expenses	$18,901	$16,490	15%

The increase in regulatory assessment expenses was due primarily to FDIC insurance expense incurred in the first quarter of 2008 which was offset during the same period one year ago by one-time credits.  Also adding to this increase were consulting and legal costs associated with regulatory matters which were significantly higher during the first quarter of 2008 as opposed to the same period last year.

Balance Sheet

	March 31,
(dollars in thousands)	2008	2007	% Change
Total assets	$1,957,843	$1,898,572	3%

Total loans (net)	1,203,231	1,046,445	15%

Total deposits	1,580,099	1,560,361	1%

Lending

Total gross loans increased $158.4 million, or 15%, to $1.21 billion from $1.06 billion one year ago, with the growth represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	03/31/08	% of Total	03/31/07	% of Total	$ Increase	% Increase
Commercial	$377,149	31%	$322,957	31%	$54,192	17%
Owner occupied	174,477	14	124,120	12	50,357	41
Total commercial	551,626	45	447,077	43	104,549	23
Consumer/residential	309,873	26	286,746	27	23,127	8
Commercial real estate	353,359	29	322,614	30	30,745	10
Gross loans	$1,214,858	100%	$1,056,437	100%	$158,421	15%

Asset Quality

The Company’s asset quality ratios are highlighted below:

		Quarter Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Non-performing assets/total assets	0.22%	0.17%	0.20%
Net loan charge-offs/average total loans	0.01%	0.02%	0.02%
Loan loss reserve/gross loans	0.96%	0.93%	0.95%
Non-performing loan coverage	309%	366%	280%
Non-performing assets/capital and reserves	4%	3%	3%

Non-performing assets and loans past due 90 days at March 31, 2008 totaled $4.3 million, or 0.22%, of total assets, as compared to $3.4 million, or 0.17% of total assets, at December 31, 2007 and $3.9 million, or 0.20%, of total assets one year ago.

Core Deposits

Core deposit growth by type of account is as follows:

	March 31,
(dollars in thousands)	2008	2007	% Change	1st Qtr 2008 Cost of Funds
Demand noninterest-bearing	$295,340	$287,129	3%	0.00%
Demand interest-bearing	693,514	676,253	3	1.91
Savings	368,557	384,546	(4)	1.38
Subtotal	1,357,411	1,347,928	1	1.38
Time	188,164	194,504	(3)	3.99
Total core deposits	$1,545,575	$1,542,432	0%	1.67%

Core deposit growth by type of customer is as follows:

	March 31,	% of	March 31,	% of	%
(dollars in thousands)	2008	Total	2007	Total	Change
Consumer	$642,235	42%	$641,350	42%	0%
Commercial	560,568	36	511,202	33	10
Government	342,772	22	389,880	25	(12)
Total	$1,545,575	100%	$1,542,432	100%	0%

Investments

At March 31, 2008, the Company’s investment portfolio totaled $555.6 million. Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at March 31, 2008.

Product Description	Available for Sale	Held to Maturity	Total
(in thousands)
Mortgage-backed securities:
Federal government agencies pass through certificates	$70,168	$79,139	$149,307
Collateralized mortgage obligations (AAA rated)	290,823	33,606	324,429
U.S. Government agencies/other	4,958	76,910	81,868
Total	$365,949	$189,655	$555,604
Duration (in years)	3.9	3.4	3.7
Average life (in years)	5.0	4.3	4.7
Quarterly average yield	5.05%	5.33%	5.15%

At March 31, 2008, the after tax depreciation of the Company’s available for sale portfolio was $9.6 million.

Capital

Stockholders’ equity at March 31, 2008 totaled $110 million, an increase of $5.4 million, or 5%, over stockholders’ equity of $105 million at March 31, 2007.  Return on average stockholders’ equity (ROE) for the three months ended March 31, 2008 and 2007 are shown below:

Return on Equity
Three Months Ended March 31,
2008	2007
11.39%	4.39%

The Company’s capital ratios at March 31, 2008 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	7.59%	5.00%
Tier 1	9.99	6.00
Total Capital	10.77	10.00

Stockholder Returns

	As of March 31, 2008
	Commerce	NASDAQ Bank Index	S & P Index
1 Year	(6)%	(20)%	(5)%
5 Years	9%	6%	11%
10 Years	10%	4%	4%

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may, from time to time, make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission (including the annual report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control).  The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others discussed in the Company’s Form 10-K, could cause the Company’s financial performance to differ materially from that expressed or implied in such forward-looking statements:

●	the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;

●	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

●	inflation;

●	interest rate, market and monetary fluctuations;

●	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;

●	the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa;

●	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

●	the impact of the rapid growth of the Company;

●	the Company’s dependence on Commerce Bancorp, Inc. to provide various services to the Company;

●	changes in the Company’s allowance for loan losses;

●	effect of terrorists attacks and threats of actual war;

●	unanticipated regulatory or judicial proceedings;

●	changes in consumer spending and saving habits;

●	and the success of the Company at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The Company cautions that the foregoing list of important factors is not exclusive.  The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company. For information on subsequent events refer to the Company’s filings with the Securities and Exchange Commission (“SEC”).